Exhibit 99.1
For Immediate Release

CONTACTS:
Tony Rossi	Julia Francis
Financial Relations Board	Mobility Electronics, Inc
310-854-8317	480-596-0061, ext. 386
trossi@financialrelationsboard.com	jfrancis@mobl.com
Mobility Electronics Acquires Think Outside, Inc.
Leading maker of portable Bluetooth® keyboards for
smartphones joins Mobility Electronics
Scottsdale, AZ, May 30, 2006 — Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, announced today that it has acquired Think Outside, Inc., a leading developer and marketer of foldable keyboards and other accessories for mobile handheld devices. Under the terms of the agreement, Mobility Electronics will acquire substantially all of Think Outside’s assets in exchange for the issuance of 362,740 shares of Mobility common stock having a value of $2.5 million based on the average market price of Mobility’s common stock for the last 10 trading days prior to the closing of the acquisition.
Think Outside is a private company that generated approximately $1.0 million in revenue in the first quarter of 2006. The transaction is expected to be neutral to Mobility’s earnings in the first year of combined operations and will not impact the Company’s revenue and earnings guidance for the second quarter of 2006.
Think Outside generates the majority of its revenue from its line of sleek, foldable keyboards utilizing Bluetooth® technology for use with smartphones and other handheld devices, including the popular Treo and Blackberry devices. Think Outside’s Stowaway® folding keyboards are sold worldwide through Dell, CompUSA, FNAC, Dixon’s, Fry’s, Amazon and Palm, among other outlets. The Stowaway folding keyboards have received numerous awards including Best Design for a Computer Product from PC Magazine and Best of Show at CES (Consumer Electronics Show).
“Think Outside’s innovative products are an excellent complement to our existing line of connectivity products, and provide a leading edge, critical platform for future product development focused on connectivity solutions for converged mobile devices (e.g. smartphones and PDAs),” said Charles Mollo, CEO of Mobility Electronics. “Think

Mobility Electronics

Outside is the clear market leader in Bluetooth folding keyboards, and we believe this market has exceptional growth opportunities in all of our distribution channels as the proliferation of converged devices continues and users require additional tools to enhance their productivity. Given the size of the company and the similar customer base and distribution channels, we believe this will be an easily digestible acquisition in our current connectivity business.”
Key expected benefits of this transaction include:
•	The addition of a key product line for smartphones that will complement Mobility’s distribution channels and efforts to penetrate the wireless carrier market

•	Opportunities to integrate Think Outside’s folding keyboard designs into future Mobility connectivity products which are currently under development

•	Improved R&D capabilities with the addition of a talented, leading-edge product development team

•	Strong intellectual property protection including 15 issued and 2 pending patents covering Think Outside’s proprietary designs and configurations for folding keyboards

•	Opportunities to reduce Think Outside’s operating expenses
“We are very pleased to join forces with Mobility Electronics,” said Greg van den Dries, CEO of Think Outside. “We have a shared vision for developing innovative connectivity products that help consumers maximize the productivity and enjoyment of their mobile electronic devices. We are excited about the opportunities to continue growing our business, and we look forward to working with Mobility to execute on the ambitious product roadmap that we have planned for the coming years.”
About Think Outside, Inc.
Think Outside, Inc., founded in 1998, invents, engineers and manufactures mobile devices. Its Stowaway Portable Keyboard family represents the first and only 100-percent full-size, collapsible keyboards for handheld devices. The Stowaway keyboards and mice have received numerous awards for its unique design and functionality and are included in the Design Collection of the Museum of Modern Art (MoMA) in New York. More information on the company and its products can be found at www.thinkoutside.com.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented intelligent tip (“iTips”) technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and mobile electronic devices. All these adapters leverage the Company’s iTips Technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.

Mobility Electronics

The Company also offers hardware products for handheld devices, expansion and docking products for servers, desktop and portable computers, and other accessories for the mobile electronic device market.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics, and iGo are registered trademarks, and ...improving your mobile experience is a trademark of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including expectations relating to the anticipated neutral impact of the acquisition on Mobility’s earnings in 2006; the anticipated synergies of the acquisition; the opportunity to reduce Think Outside operating expenses and integrate Think Outside designs into Mobility product development projects; and the anticipated strength of Think Outside’s intellectual property portfolio. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in the forward-looking statements include difficulties in assimilating and integrating the operations, products and workforce of Mobility and Think Outside; the inability to retain key Think Outside employees and consultants; the loss of, and failure to replace, any significant suppliers and customers; the timing and success of product development efforts and new product introductions, the inability to create broad consumer awareness and acceptance for Mobility and Think Outside’s products; the ability to expand and protect Mobility and Think Outside’s proprietary rights and intellectual property; and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2005 under the heading “Risk Factors.” Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.
###